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                                                                   EXHIBIT 10.4



                            ASSET MANAGEMENT AGREEMENT

         This Asset Management Agreement ("Agreement") is made as of August 1997 by and between Starwood Lodging Corporation, a Maryland corporation ("Starwood"), and Club Regina Resorts, Inc., a Nevada Corporation (hereinafter referred to as "Advisor").

                                  WITNESSETH:

         WHEREAS, Starwood is the managing general partner of SLC Operating Limited Partnership, a Delaware limited partnership (the "Operating Partnership");

         WHEREAS, the Operating Partnership is the single member of Starwood Mexico, LLC, a Delaware limited liability company ("Starwood Mexico");

         WHEREAS, Starwood Mexico holds substantially all of the stock of LLC, Mexico, S.A. de C.V. (the "Holding Company");

         WHEREAS, the Holding Company holds substantially all of the stock of each of Promotora Turistica Nizuc, S.R.L. de C.V., Promotora y Desarrolladora Pacifico, "S.R.L. de C.V. and Desarrollos Turisticos Integrales Cabo San Lucas, S.R.L. de C.V. (collectively, the "Hotel Companies");

         WHEREAS, on the date hereof, the names of the Hotel Companies are being changed respectively to Starwood Cancun, S. de R.L. de C.V., Starwood Puerto Vallarta, S. de R.L. de C.V. and Starwood Los Cabos, S. de R.L. de C.V.;

         WHEREAS, the Hotel Companies respectively own hotels (each a "Hotel" and collectively the "Hotels") in Cancun (the "Cancun Hotel"), in Puerto Vallarta (the "Puerto Vallarta Hotel") and in Los Cobos (the "Los Cabos Hotel");

         WHEREAS, Advisor, and its affiliates have expertise and experience in the investment management, generally, of hotel properties located within Mexico and, specifically, with respect to the properties held by the Hotel Companies;

         WHEREAS, Starwood believes it is in its best interests to retain Advisor as its asset manager with respect to the Hotel Companies; and



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         WHEREAS, Advisor is prepared to undertake the duties set forth in this
Agreement as contemplated herein.

         NOW, THEREFORE, the parties hereby agree and covenant as follows:

                                   ARTICLE 1
                              APPOINTMENT AND TERM

         1.1 Appointment. Starwood, subject to the terms and conditions hereinafter set forth, hereby appoints Advisor as the asset manager with respect to the Hotel Companies and Advisor hereby accepts such appointment. All services to be provided hereunder shall be performed by Advisor in the United States.

         1.2 Term. The term (the "Term") of this Agreement shall commence on the date hereof and terminate on the earlier of: (a) the fiftieth (50th) anniversary of the date hereof, (b) the date on which the Hotel Companies, sell substantially all of the asset held by each of the Hotel Companies or (c) the date on which the direct or beneficial ownership of the Hotel Companies is transferred to an entity not under common control or ownership with Starwood (the "Expiration Date"). Advisor shall have the option to extend the Term for an additional period of fifty (50) years by providing notice thereof to Starwood on or prior to the date which is thirty (30) days prior to the Expiration Date.

                                   ARTICLE 2
                  ADVISOR'S ASSET MANAGEMENT RESPONSIBILITIES

         2.1 Investment Manager. With respect to Starwood's investment in the Hotel Companies, Advisor shall act as the asset manager and perform such services if and when reasonably requested by Starwood provided such services are customarily performed by an asset manager of assets similar to the Hotel Companies, including, without limitation, the following:

                 2.1.1 Advisor will from time to time advise Starwood concerning strategic alternatives for realizing the value of the assets.

                 2.1.2 Advisor will periodically, but no less frequently than annually, review operating strategies with Starwood concerning the Hotels.

                 2.1.3 Advisor will periodically, but no less frequently than biannually, apprise Starwood of hotel market developments that affect the relevant competitive market and supply and demand in such


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market.

                 2.1.4 Advisor will attend meetings from time to time, but no more than two times per year, at the offices of Starwood for the purpose of assisting Starwood in reviewing the Hotel Companies' performance and ascertaining proper strategies for maximizing its return on the Hotel Companies.

                 2.1.5 Advisor will recommend and coordinate with special consultants that may be retained by Starwood to formulate an effective strategy for improving the performance of the Hotel Companies.

         2.2 Nothing herein shall obligate Starwood and/or the Hotel Companies or any of them to request or follow any advice of Advisor.

         2.3 In order to assist Advisor in performing its services hereunder, copies of all financial reports relating to the Hotel Companies and/or the Holding Company shall from time to time be provided to Advisor.

                                   ARTICLE 3
                              FINANCIAL REPORTING

         3.1     Financial and Other Reports.

                 3.1.1 Quarterly, no later than thirty (30) days after the close of each quarter, Advisor will prepare and furnish to Starwood any financial account summaries or other reports for the Hotel Companies that Advisor regards as useful to further the purposes of this Agreement.

                                   ARTICLE 4
                                  COMPENSATION

         4.1 Advisor's Fee. As its compensation for serving as asset manager hereunder, Advisor shall receive from Starwood an amount ("Asset Management Fee") during each Agreement Year equal to twenty percent (20%) of the Net Cash Flow during the applicable Agreement Year in excess of the Base Amount for such Agreement Year.

                 A. "Agreement Year" shall mean a twelve (12) month period during the Term beginning on January 1 of a calendar year during the Term and ending on December 31 of such calendar year; provided that the first Agreement Year shall be the period from the date hereof until December 31, 1997.





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                 B.       Subject to adjustment as provided below, the Base
Amount for the first Agreement Year shall be $6,173,350, and for each of the second through fourth Agreement Years shall be equal to Eighteen Million Five Hundred Thirty Seven Thousand Eight Hundred and Fifty-Five ($18,537,855) Dollars reduced by any amount previously applied on account of such year pursuant to Section 4.2 (iii) (z) in connection with the payment of the Special Asset Management Fee thereunder.

                 C. Subject to adjustment as provided below, the Base Amount for each Agreement Year after completion of the first four (4) Agreement Years through the twenty-first (21st) Agreement Year shall be equal to:

                          (i)     an annual payment equal to the amount
necessary to amortize $70,563,300 over sixteen (16) years and eight (8) months at the Starwood. Rate of Return reduced by any amount previously applied on account of such year pursuant to Section 4.2(iii) (x) in connection with the payment of the Special Asset Management Fee thereunder; plus

                          (ii)    an amount equal to the amount necessary to
amortize $14,200,000 over sixteen (16) years and eight (8) months at twelve percent (12%) per annum reduced by any amount previously applied on account of such year pursuant to Section 4.2 (iii)(y) in connection with the payment of the Special Asset Management Fee thereunder; plus

                          (iii)   an amount equal to the product of (I) Forty
Three Million One Hundred Thousand (U.S.) Dollars ($43,100,000) and (II) an annual rate of return equal to sixteen and one half percent (16.5%) per annum compounded quarterly.

                          The Starwood Rate of Return for purposes of this
Agreement shall mean (a) if there is outstanding on the first day of the fourth Agreement Year mortgage indebtedness denominated in U.S. dollars and secured by the Hotels or any of them, which is not guaranteed or otherwise credit enhanced in any way by Starwood or any affiliate thereof other than the Hotel Companies and/or the Holding Company ("Non-Guaranty Debt"), the interest rate with respect to such indebtedness as of the first day of the fourth Agreement Year (if there is more than one mortgage indebtedness which is Non-Guaranty Debt on such date, the weighted average rate of such loans on such date), and (b) if there is no outstanding Non-Guaranty Debt on the first day of the fourth Agreement Year, a rate equal to the U.S. Treasury bill rate for seventeen (17) year indebtedness determined as of the first day of the fourth Agreement Year plus 200 basis points.





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                 D.       Subject to adjustment as provided below, the Base
Amount for each Agreement Year after completion of the twenty-first (21st) Agreement Year, shall be an amount equal to the product of (I) Forty Three Million One Hundred Thousand U.S.) Dollars ($43,100,000) and (II) an annual rate of return equal to sixteen and one-half percent (16.5 %) per annum compounded quarterly.

                 E. In the event that during any Agreement Year the Net Cash Flow is less than the Base Amount for such Agreement Year, the difference between (a) the Base Amount for such Agreement Year and (b) the Net Cash Flow for such Agreement Year shall be added to the Base Amount in future years together with cumulative compounded interest thereon calculated at 16.5 percent (16.5%) per annum compounded quarterly (the "Difference Offset"). The Difference Offset shall be reduced by (x) the amount of Net Cash Flow in any subsequent Agreement Year in excess of the Base Amount for such year calculated without giving effect to the Difference Offset and (y) any amount applied pursuant to Section 4.2(ii) to reduce the calculation of the Special Asset Management Fee thereunder.

                 F. In the event that a Hotel is sold during the Term, the Base Amount shall after application of the provisions of Section 4.2 be reduced by the following percentages as applicable:

                          (i)     forty-four and seven tenths percent (44.7%)
in the event of a direct or indirect sale of the Los Cabos Hotel;

                          (ii)    twenty and seven tenths percent (20.7%) in
the event of a direct or indirect sale of the Puerto Vallarta Hotel;

                          (iii)   thirty-four and six tenths percent (34.6%) in
the event of a direct or indirect sale of the Cancun Hotel.

In the event that any of the capital stock of the Holding Company and/or the Hotel Companies is sold, the parties shall make an adjustment to the Base Amount in order to effectuate the purpose and intent of this Agreement.

                 G. "Net Cash Flow" for an Agreement Year shall mean the excess, if any, of (A) the Operating Profit (as hereinafter defined) for such Agreement Year.

                 H. "Operating Profit" shall mean, for a given period, Gross Revenue for such period less Operating Expenses for such period.





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                 I.       "Gross Revenue" shall mean all income, receipts,
proceeds of sales, and revenues of every kind (whether in cash or on credit), received by or for the benefit of the Hotel Companies collectively during a given period by or for the benefit of the Hotels resulting from the operations of the Hotels and all departments and parts, and any of the facilities thereof, determined in accordance with generally accepted accounting principles in the United States consistently applied, including, without limitation, all income from transient guests, customers, lessees, licensees and concessionaires and other persons obtaining goods or services from the Hotels; room charges; rent for retail and commercial space; rental of exhibit or sales space; vending machines revenue; health spa and membership fees; fees or other revenue from the use of sports, wellness, spa and health facilities; food sales including minibars; beverage sales including minibars; telephone; television services; miscellaneous services; receipts from catering se vices (whether conducted on the Hotel premises or elsewhere); receipts from wholesale and retail sales of merchandise; service charges; the proceeds of any business interruption insurance; and miscellaneous receipts received during or allocable to such period; provided, however, that Gross Revenue shall not include:


                 (i) the amount of any federal, state or local tax on Hotel room rentals or sales, excise or use taxes which are properly charged as a separate item;

                 (ii)     gross receipts of any lessee, licensee,
concessionaire or other person occupying space in or appurtenant to the Hotel or providing goods or services to or appurtenant to the Hotel;

                 (iii)    gratuities received by employees of the Hotels;

                 (iv) condemnation awards or payments in lieu thereof or casualty, liability, title or other insurance proceeds (other than business interruption insurance proceeds);

                 (v) proceeds from the demolition or sale of the Hotels or of Hotel assets or of any real estate or other interests from time to time owned by the Hotel Companies or of any furniture, fixtures and equipment from time to time owned by the Hotel Companies or any of them;

                 (vi) proceeds from any sale or refinancing of the Hotel Companies or any of them;

                 (vii) the value of guest room occupancy, meals or other services provided on a complimentary basis to anyone or as compensation to employees of the Hotels;





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                 (viii)   credits or refunds granted (and Gross Revenues shall
be reduced by an amount equal to any credits or refunds granted as to items previously included in Gross Revenues);

                 (ix)     credit card fees or charges;

                 (x)      tax abatements or refunds pertaining to the Hotel
Companies;

                 (xi) without limitation of the foregoing, any other item that would otherwise be includable in Gross Revenue but which are not received by or for the benefit of the Hotel Companies.

         J. "Operating Expenses" shall mean the total costs and expenses incurred by the Hotel Companies for a given period in connection with operating, supervising and maintaining the Hotels, determined in accordance with generally accepted accounting principles in the United States consistently applied, including, but not limited to: the cost of all goods and beverages sold or consumed; supplies; salaries, wages, employee taxes and benefits; administration and general expenses, including, without limitation, liability insurance; capital expenditure reserve; operating reserves determined with seasonality adjustments; (1) an FF&E reserve equal to five percent (5%) of Gross Revenues and (2) the amount, if any, by which expenditures for FF&E actually made in any year exceed the total amount of reserves therefor; professional fees pertaining to operation of the Hotels; advertising expenses; audit fees; and all other expenses which are properly chargeable as expenses for such period in accordance with the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association (as may be revised from time to time); provided, however, that Operating Expenses shall not include: the Asset Management Fee; the Special Asset Management Fee (as defined in
Section 4.2); payment of principal, interest and fees (including legal fees) on any loan or capital lease; property taxes; income taxes; sales or excise takes to the extent excluded from Gross Revenue in the definition thereof; the proceeds under any property or casualty insurance; depreciation; costs of property and casualty insurance; or any other cost or amount included in Fixed Costs.

         K. "Fixed Costs" shall mean the sum during any given period of real estate taxes and assessments paid by the Hotel Companies, (ii) property, casualty and other insurance premiums not included in Operating Expenses (a) paid by the Hotel Companies, (iii) management fees to the extent not in excess during the first twenty-one Agreement Years of an annual base management fee equal to three (3%) percent of Gross Revenue and an annual incentive management fee equal to (A) ten (10%) percent of Net Cash Flow above $16,000,000 and (B) twenty (20%) percent of Net Cash Flow above $19,000,000 (subject





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to a cap upon the incentive management fee in any year of five and one-quarter
(5 1/4%) percent of Gross Revenue (the "Maximum Management Fee") and (b) after the first twenty-one Agreement Years, the greater of the Maximum Management Fee and the fees then payable to unaffiliated third-party first class hotel managers for properties similar to the Hotels, and (iv) taxes paid in the United Mexican States by the Holding Company on account of any distribution to Starwood Mexico attributable to amounts received by the Holding Company from the Hotel Companies on account of the payment of the Asset Management Fee during the applicable period less any credit with respect thereto received by Starwood Mexico in the United States with respect thereto as reasonably determined by Starwood.

         L.      (1)      No later than one hundred seventy-five (175) days
after the end of each Agreement Year, Starwood shall deliver to Advisor, its reasonably detailed calculation ("Company's Calculation") of the Asset Management Fee for the preceding Agreement Year, together with payment of any Asset Management Fee due for such prior Agreement Year. Within ninety (90) days after delivery of Company's Calculation to Advisor, Advisor shall give notice to Starwood of any dispute with respect to Company's Calculation.

                 (2) Each Company's Calculation shall be conclusive and binding unless within sixty (60) days after receipt thereof Advisor shall notify Starwood that it disputes the correctness of Company's Calculation, specifying the particular respects in which it is claimed to be incorrect. Except as so specified and stipulated, Company's Calculation shall be conclusive and binding upon Advisor. Starwood shall not be required to pay Interest (as hereinafter defined) on any amount in dispute unless and until the matter is determined in favor of Advisor in accordance with arbitration hereunder.

                 (3) At all times and from time to time each party shall provide to the other party such information relating to the calculation of Asset Management Fees as either party may reasonably request. At all times each party shall be entitled to audit the books and records of the Holding Company and the Hotel Companies, wherever such records are located, with respect to calculation of the Asset Management Fees at reasonable business hours after reasonable prior notice. If Advisor shall dispute Company's Calculation within such sixty (60) day period, such dispute shall be resolved by arbitration of Article 7 hereof and the arbitrator's decision shall be conclusive and binding upon Advisor and Starwood. Until such time as the arbitrator shall otherwise determine, Starwood shall only be obligated to make the payment of the Asset Management Fees included in Company's Calculation.

         4.2 Special Advisor's Fee. As additional special consideration for serving as asset manager hereunder, Advisor shall receive an amount ("Special Asset Management Fee") equal to twenty percent





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(20%) of any Sale Proceeds received by the Hotel Companies in the aggregate during the Term in excess of the sum of (i) $43,100,000, (ii) the amount of any Difference Offset on the date of distribution of the Special Asset Management Fee and (iii) the sum of the remaining amount to be paid, if any, (x) pursuant to Section 4.1(C)(i) through and including the twenty-first (21st) Agreement Year, and (y) pursuant to Section 4.1 (C)(ii) through and including the twenty-first (21st) Agreement Year, and (z) if the relevant sale occurs in the first four Agreement Years, an amount equal to (1) $4,436,700 less the principal amortized as of the date of such sale assuming a twenty year schedule at 11% per annum and a base amount of $75,000,000 commenced as of the date of this Agreement, and (2) $800,000 less the principal amortized as of the date of such sale assuming a twenty year schedule and a base amount of $15,000,000 at twelve percent (12%) per annum commenced as of the date of this Agreement. As used in the preceding sentence, the term "Sale Proceeds" shall mean (a) the gross sales price received by the Hotel Companies or any of them in connection with the sale of a Hotel or Hotels without deduction for any debt thereon but after payment of all applicable transaction costs and taxes including, any taxes paid in the United Mexican States by the Holding Company on account of any distribution to Starwood Mexico in connection with the applicable sale by the Hotel Companies less any credits with respect thereto received by Starwood Mexico in the United States with respect thereto as reasonably determined by Starwood and (b) any condemnation or casualty insurance proceeds received by the Hotel Companies or any of them which are not utilized for hard or soft costs of reconstruction of the Hotels or Hotel, as applicable. In the event that any of the capital stock in the Holding Company and/or the Hotel Companies is sold, the parties shall make an adjustment to the Special Asset Management Fee in order to effectuate the purpose and intent of this Agreement. Any Special Asset Management Fee earned by Advisor in accordance with the provisions of this Section 4.2 shall be paid to Advisor upon closing of the sale of the Hotel or stock, as applicable.

         4.3 Reimbursable Costs. It is understood that the expenses or costs of Advisor with respect to its administration, overhead, salaries and its own offices shall be wholly for the account of Advisor and shall not be reimbursed.

         4.4 Interest. If it is determined in accordance with the provisions hereof that Starwood failed to pay any amount due hereunder when due hereunder, then interest ("Interest") shall accrue on such amount from and after the date on which any such amount was first due and payable (i.e., 120 days after the end of the Fiscal Year) until the date paid at a rate per annum equal to twelve percent (12%) during the first four (4) Agreement Years and the Starwood Rate of Return thereafter.





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                                   ARTICLE 5
                                    NOTICES

         5.1 Notices. All notices, demands, consents and reports provided for in this Agreement shall be in writing and shall be given to Starwood or to Advisor by hand or overnight courier at the address set forth below or at such other address as they individually may specify hereafter in writing.

         If to Advisor:

         Club Regina Resorts, Inc.
         South Tower, Pennzoil Place
         711 Louisiana Street, Suite 2310
         Houston, TX 77002
         Attn:   President

         If to the Hotel Companies:

         c/o Starwood Lodging Corporation
         2231 E. Camelback Road, Suite 410
         Phoenix, Arizona 85016
         Attn:  General Counsel and Chief Financial Officer

         with a copy to:

         Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel
         153 East 53rd Street
         New York, New York 10022
         Attn:  Robert J. Ivanhoe, Esq.

         5.2 Effective Date. Such notice or other communication shall be effective upon delivery thereof provided by the courier.

         5.3 Change of Address and Parties. From time to time either party may designate, by written notice given to the other party in the manner provided herein, any other address or additional parties for the receipt of notices.





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                                   ARTICLE 6
                                   INDEMNITY

         6.1     Indemnification.

                 A. Starwood shall indemnify, defend and hold harmless Advisor, its principals, officers, shareholders, partners, employees and agents (individually and collectively, the "Indemnitees") from and against all liabilities, claims, suits, damages, judgments, costs and expenses of whatever nature, including reasonable counsel fees and disbursements, to which the Indemnitees may become subject by reason of or arising out of any injury to or death of any person(s), damage to property, loss or use of any property or otherwise in connection with the performance of Advisor's obligations under this Agreement, except such liabilities, claims, suits, damages, judgments, costs and expenses and attorney's fees and disbursements arising out of the gross negligence or willful misconduct of any of the Indemnitees or their Affiliates or default of Advisor hereunder, provided that (i) the Indemnitees promptly notify Starwood of any matter with respect to which Starwood is required to indemnify, hold harmless or reimburse the Indemnitees (provided that a failure to provide such notice shall not be a breach hereunder unless it materially prejudices Starwood's ability to defend any action arising in connection with this provision), and (ii) the Indemnitees do not take any actions, including an admission of liability, which would bar Starwood and/or Hotel Companies or the Holding Company or any of them from enforcing any applicable coverage under policies of insurance, held by them or would prejudice any defense of the Hotel Companies or any of then, with respect to any such matter. Starwood shall promptly reimburse the Indemnitees for all amounts, including reasonable attorney's fees and disbursements, which they or any of them pay in connection with or in defense of any matters for which they or any of them are entitled to indemnification as set forth above.

                 B. Advisor shall indemnify, defend and hold harmless Starwood, the Holding Company and the Hotel Companies and each of them and, its principals, officers, shareholders, partners, employees, affiliates and agents (individually and collectively, the "Company Indemnitees") from and against all liabilities, claims, suits, damages, judgments, costs and expenses of whatever nature, including reasonable counsel fees and disbursements, to which the Company Indemnitees or any of them may become subject by reason of or arising out of gross negligence or willful misconduct of Advisor hereunder, provided that (i) the Company Indemnitees promptly notify Advisor of any matter with respect to which Advisor is required to indemnify, hold harmless or reimburse the Company Indemnitees (provided that a failure to provide such notice shall not be a breach hereunder unless it materially prejudices Advisor's ability to defend any action arising in connection with this provision), and (ii) the Company Indemnitees do not take any actions, including an admission of liability, which would bar Advisor from enforcing any applicable coverage under policies of insurance held by Advisor or would prejudice any defense of Advisor with





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respect to any such matter.  Advisor shall promptly reimburse the Company
Indemnitees for all amounts, including reasonable attorney's fees and disbursements, which they or any of them pay in connection with or in defense ()f any matters for which they or any of them are entitled to indemnification as set forth above.

                 C. Survival. The provisions of this Article shall survive the expiration or termination of this Agreement, but any action brought thereon must be brought prior to the expiration of the first (1st) anniversary of the expiration or termination of this Agreement.

                                   ARTICLE 7
                                  ARBITRATION

         7.1 Arbitration. Any dispute hereunder shall be referred to and exclusively and finally settled by binding arbitration, conducted in accordance with the International Rules of the American Arbitration Association. The place of arbitration shall be New York City or such other place as Starwood and Advisor (collectively, the "Parties") may agree to in writing. The Parties shall each be entitled to select one arbitrator and the two arbitrators selected shall select a third arbitrator, so as to constitute a panel of three arbitrators; the third arbitrator selected shall be a person knowledgeable about the hotel business in Mexico. The arbitrators shall decide the issues submitted to them in accordance with (i) the language, commercial purpose and restrictions contained in this Agreement, and (ii) what is just and equitable under the circumstances, provided that all substantive issues shall be determined under applicable law as provided in Section 8.6.

                 A. The Parties shall cooperate with one another in the production and discovery of requested documents, and in the submission and presentation of arguments to the arbitration panel at the earliest practicable date; and the decision of the arbitration panel shall be final and binding upon the Parties.

                 B. The Parties hereby renounce all recourse to litigation and agree that (i) no reference shall be made to any court on any point of law and (ii) that the ruling and award (if any) of the arbitrators shall be final and subject to no judicial review. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought.

                 C. The prevailing party in any arbitration proceeding arising out of this Agreement shall be entitled to recover all deposits and other costs of arbitration, including reasonable attorneys' fees (as provided in Section 8.10 hereof), incurred in conducting the arbitration.





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                                   ARTICLE 8
                                 MISCELLANEOUS

         8.1 No Assignment. This Agreement and rights hereunder are not assignable and may not be pledged and/or hypothecated without the consent of the other Party hereto which consent maybe withheld in the sole and absolve discretion of such Party.

         8.2 Complete Agreement. This Agreement supersedes and takes the place of any and all previous agreements with respect to the subject matter hereof, whether oral or written, entered into between the parties hereof.

         8.3 Amendments. Except as otherwise herein provided, all amendments, additions or deletions to this Agreement shall be null and void unless approved by the parties in writing.

         8.4 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

         8.5 Counterparts. This Agreement may be executed in counterparts and all counterparts so executed shall constitute one Agreement binding on all parties hereto.

         8.6 Governing Law. This Agreement shall be construed under and in accordance with, and the enforcement of this Agreement shall be governed by, the laws of the State of New York.

         8.7 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, provided same does not affect the calculation of any of the amounts pursuant to Article 4, that provision shall not affect any other provisions hereof.

         8.8 Independent Contractor. This Agreement is not one of agency by Advisor for Starwood, but one with Advisor engaged independently in the business of asset management, as an independent contractor.

         8.9 No Lien; Subordination. This Agreement does not create a lien or encumbrance that affects the Hotel Companies or their properties.





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         8.10    Attorneys' Fees.  In any proceeding brought by either party hereto to enforce the provisions of this Agreement, the prevailing party therein shall be entitled to reasonable attorneys' fees and disbursements incurred in connection with such enforcement.

         8.11 No Partnership. Nothing herein is intended to create a partnership between Advisor and Starwood or any other parties.

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         IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute and deliver this Agreement on and as of the date hereof.

                                   STARWOOD LODGING CORPORATION,
                                   a Maryland corporation

                                   By:
                                      --------------------------------

                                   Title:
                                         -----------------------------

                                   CLUB REGINA RESORTS, INC.,
                                   a Nevada Corporation

                                   By:
                                      --------------------------------

                                   Title:
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